UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

STARCRAFT CORPORATION
(Exact name of registrant as specified in its charter)

Indiana (State of incorporation or organization)	35-1817634 (I.R.S. Employer Identification No.)
P.O. Box 1903 1123 South Indiana Avenue Goshen, Indiana (Address of principal executive offices)	46527-1903 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

NONE

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |X|

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:

COMMON SHARE PURCHASE RIGHTS (Title of class)

Explanatory Note: This Amendment No. 1 amends the Registration Statement on Form 8-A of Starcraft Corporation ( “Starcraft”) filed with the Commission on September 9, 1997. All capitalized terms not defined herein will have the meanings ascribed to such terms in the Rights Agreement, dated as of August 12, 1997, between Starcraft and Computershare Investor Services LLC, as amended on November 23, 2004.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

On November 23, 2004, the Board of Directors of Starcraft adopted the First Amendment to Rights Agreement (the “First Amendment”) to terminate Harris Trust and Savings Bank and to appoint Computershare Investor Services LLC as Rights Agent.

On November 23, 2004, the Board of Directors of Starcraft also adopted the Second Amendment to Rights Agreement (the “Second Amendment”), which renders the Rights inapplicable to the transactions contemplated by the Agreement and Plan of Merger, dated as of November 23, 2004, by and among Starcraft, Quantum Fuel Systems Technologies Worldwide Inc., a Delaware corporation, and Quake Sub Inc., an Indiana corporation and a wholly-owned subsidiary of Quantum.

The First Amendment and the Second Amendment are attached hereto as Exhibits 4.3 and 4.4, respectively, and incorporated herein by reference.

Item 2. Exhibits.

4.1	Form of Rights Certificate, incorporated by reference to Exhibit A of the Rights Agreement, dated as of August 12, 1997, between Registrant and Computershare Investor Services LLC (as successor to Harris Trust and Savings Bank), as Rights Agent, filed as Exhibit 4.2. Pursuant to the Rights Agreement, Rights Certificates will not be mailed until after the Distribution Date.

4.2	Rights Agreement, dated as of August 12, 1997, between Registrant and Computershare Investor Services LLC (as successor to Harris Trust and Savings Bank), as Rights Agent, incorporated by reference to Exhibit 2 to Starcraft’s Registration Statement on Form 8-A filed with the Commission on September 9, 1997.

4.3	First Amendment to Rights Agreement, dated as of November 23, 2004, between Starcraft, Harris Trust and Savings Bank and Computershare Investor Services LLC.

4.4	Second Amendment to Rights Agreement, dated as of November 23, 2004, between Starcraft and Computershare Investor Services LLC.

SIGNATURES

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be filed on its behalf by the undersigned, thereto duly authorized.

STARCRAFT CORPORATION By: /s/ Joseph E. Katona, III ————————————————————— Joseph E. Katona, III Chief Financial Officer

Dated: November 24, 2004

-3-